Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 18th day of February, 2009 (the “Effective Date”) by and between Repros Therapeutics Inc., a Delaware corporation (the “Company”), and Paul Lammers, MD, MSc (the “Employee”).
WITNESSETH
     WHEREAS, the Company desires to employ the Employee as its President on the terms and subject to the conditions set forth herein, and the Employee desires to accept such employment;
     NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Employment.
     (a) The Company hereby employs the Employee and the Employee hereby accepts employment as the President of the Company, subject to the direction of the Chief Executive Officer and the Board of Directors of the Company. Employee agrees that he shall perform and discharge well and faithfully the duties and responsibilities that are assigned to him by the Chief Executive Officer and the Board of Directors of the Company, which shall include, but are not limited to, the management of investor relations, supervision and responsibility for regulatory affairs relating to the Company’s clinical trials, and the preparation of all aspects relating to the commercial introduction of the Company’s products to market. The Employee agrees to devote such of his time, attention and energy to the business of the Company, and any of its subsidiaries or affiliates, as may be required to perform the duties and responsibilities assigned to him by the Chief Executive Officer and the Board of Directors of the Company to the best of his ability and with requisite diligence.
     (b) The Employee agrees to comply in all material respects, at all times during the Term (as defined in Section 2 hereof), with all applicable policies, rules and regulations of the Company.
     2. Term. Subject to the terms hereof, this Agreement shall commence on the Effective Date hereof and shall terminate on the first anniversary of the Effective Date (the “Initial Term”); provided, that this Agreement will automatically renew for successive one-year periods after the Initial Term (each an “Additional Term”) unless terminated in accordance with Section 6. The Initial Term together with any Additional Term shall be referred to herein as the “Term.”
     3. Compensation.

     (a) The Company agrees to pay to Employee during the Initial Term a base monthly salary of $30,833.33, payable in equal semi-monthly installments or on any other periodic basis consistent with the Company’s payroll procedures, subject only to such payroll and withholding deductions as are required by applicable federal and state laws. Unless otherwise agreed by the Board of Directors of the Company, the Employee acknowledges that he shall not be eligible for an annual bonus as the Employee’s base salary has already been increased to include amounts that might have otherwise been paid as a bonus. The base monthly salary for such Additional Term shall be reviewed on an annual basis by the Board of Directors and recommendations for a salary adjustment shall be made based on both individual and corporate performance; provided, however, that there is no assurance that the base monthly salary will be increased for any subsequent Additional Term, such decision to be within the discretion of the Board of Directors.
     (b) The Company has issued, to Employee, an incentive stock option (the “Option”) to purchase 300,000 shares of the Company’s Common Stock under the Company’s Stock Option Plan, at an exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq Global Market on the date of approval by the Company’s Board of Directors (February 18, 2009), subject to commencement of employment. Such shares shall vest and be exercisable at a rate of 1/72th of the total thereof for each month of Employee’s employment following the Effective Date, provided that all shares shall vest and be exercisable in the event of a Change of Control (as defined below).
     4. Fringe Benefits; Expenses.
     (a) So long as the Employee is employed by the Company, the Employee shall participate in all employee benefit plans sponsored by the Company for its executive employees, including, but not limited to, vacation policy, health insurance, dental insurance and retirement plans; provided, however, that the nature, amount and limitations of such plans shall be determined from time to time by the Board of Directors of the Company.
     (b) The Company agrees to reimburse the Employee for all reasonable out-of-pocket expenses incurred by him in the performance of his duties, subject to the submission of appropriate documentation in accordance with the Company’s expense reimbursement policy as in existence from time to time.
     (c) Upon the Employee’s change of residence to The Woodlands, Texas area, the Company agrees that it will pay to Employee a relocation related bonus payment in the amount of $100,000. Additionally, the Company will pay the moving company charges for the movement of Employee’s household items from Massachusetts to Texas.
     5. Confidential Information and Non-Competition. The Employee has executed and agrees to comply with the Confidentiality, Proprietary Information and Inventions and Non-Competition Agreement, a copy of which is attached as Exhibit A hereto and incorporated herein by reference.

     6. Termination.
     (a) At any time during the Term, the Company may, at its sole discretion, discharge the Employee, with or without “Cause”. Such termination shall be effective on delivery of written notice to the Employee of the Company’s election to terminate this Agreement under this Section 6. For purposes of this Agreement, the following events shall constitute “Cause”: (i) the conviction of the Employee by a court of competent jurisdiction of a crime involving moral turpitude; (ii) the commission, or attempted commission, by the Employee of an act of fraud on the Company; (iii) the misappropriation, or attempted misappropriation, by the Employee of any funds or property of the Company; (iv) the continued and unreasonable failure by the Employee to perform in any material respect his obligations under the terms of this Agreement; (v) the knowing engagement by the Employee, without the written approval of the Board of Directors, in any direct, material conflict of interest with the Company without compliance with the Company’s conflict of interest policy; (vi) the knowing engagement by the Employee, without the written approval of the Board of Directors, in any activity which competes with the business of the Company or which would result in a material injury to the Company; or (vii) the knowing engagement by the Employee in any activity that would constitute a material violation of the provisions of the Company’s Insider Trading Policy or Business Ethics Policy, if any, then in effect.
     If the Company terminates the Employee’s employment under this Agreement for reasons other than Cause or if Employee terminates his employment for Good Reason (as defined below), then the Company shall, subject to the terms of this Section 6, pay to the Employee (or his estate or representative, as appropriate) an amount equal to twelve (12) months compensation at his then current salary, payable bi-monthly or in accordance with the Company’s payroll procedures, and shall continue to provide benefits in the kind and amounts provided up through the date of termination for the twelve (12) month period, including, without limitation, continuation of any Company-paid benefits as described in Section 4 of this Agreement for the Employee and his family. Under no circumstances shall the Employee be entitled to any compensation or continuation of benefits for any period of time following his termination if his termination is for Cause. If the Company terminates the Employee’s employment under this Agreement for reasons other than Cause, the Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands that the Employee may have arising out of such termination as liquidated damages and not as a penalty, the twelve (12) month salary payments and continuation of Company-paid benefits as set forth above. The Employee hereby waives any and all rights that he may have to bring any cause of action or proceeding, as a result of such termination, except to enforce the Company’s obligation to pay amounts owing pursuant to this Section 6.
     (b) This Agreement will terminate automatically on the earliest to occur of: (i) the death or disability of the Employee; or (ii) the voluntary retirement of the Employee.
     (c) If at any time during the Term of this Agreement, the Employee is unable to perform effectively his duties hereunder because of physical or mental disability, the Company shall continue payment of compensation as provided in Section 3 hereof during the first twelve (12) month period of such disability to the extent not covered by the Company’s disability insurance policies. On the expiration of such twelve (12) month period, the Company, at its sole discretion, may continue payment of the Employee’s salary for such additional periods as the Company elects or may terminate this Agreement without any further obligations thereunder. If the Employee should die during the Term of this Agreement, the Employee’s employment and the Company’s obligations hereunder shall terminate as of the last day of the month in which the Employee’s death occurs.
     (d) As used in this Agreement, “Good Reason” shall mean a material diminution in the title, powers, duties, responsibilities or functions of the Employee as described in Section 1 above within one year following the occurrence of a Change of Control.
     As used in this Agreement, a “Change of Control” shall mean:
     (i) the acquisition after the Effective Date by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership of 30% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), provided that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (ii) hereof; or
     (ii) consummation after the Effective Date of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”) in each case, unless, following such Corporate Transaction, (A) (1) all or substantially all of the persons who were the beneficial owners of the Outstanding Common Stock immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 30% of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction, and (2) all or substantially all of the persons who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 30% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction

     (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction, as the case may be, (B) no Person (excluding (1) any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction and (2) any Person approved by the members of the Board in office immediately prior to such Corporate Transaction) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to such Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction.
     (e) At any time during the Term of this Agreement, the Employee may terminate this Agreement by giving at least thirty (30) days written notice to the Company of his intent to terminate this Agreement, with the date of termination to be specified in such notice.
     (f) If this Agreement is terminated by the Employee pursuant to Section 6(e) hereof, then the Company will have no obligation to pay any amount to the Employee other than amounts earned or accrued pursuant to Section 3 hereof, but which have not yet been paid, as of the date of termination.
     7. Assignment by Employee. Except as otherwise expressly provided herein, the Employee agrees for himself, and on behalf of his executors and administrators, heirs, legatees, distributees and any other person or persons claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee or any executor, administrator, heir, legatee, distributee or person claiming under the Employee by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge or hypothecation or other disposition of this Agreement or of such rights, interests and benefits contrary to the foregoing provision, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.
     8. Successors of the Company. This Agreement shall be binding on and inure to the benefit of any Successor (as hereinafter defined) of the Company and any such Successor shall be deemed substituted for the Company under the terms of this Agreement. As used in this Agreement, the term “Successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or businesses of the Company; but no such substitution shall relieve such companies of their original obligations hereunder. This Agreement may not otherwise be assigned by the Company without the Employee’s consent to any person, firm, corporation, limited liability company, trust or other entity.
     9. Notices. All notices or other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by telecopier or mailed by registered or certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the address set forth below (as the same may be changed from time to time by notice similarly given) or the last known business or residence address of such other person as may be designated by either party hereto in writing.
If to the Company:
Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380
Attn: Joseph S. Podolski
If to the Employee:
Paul Lammers, MD, MSc
4 Cape Cod Lane
Kingham, Massachusetts 02043
     10. Waiver of Breach. A waiver by the Company or the Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach by the other party.
     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
     12. Severability. If any provision of this Agreement shall, for any reason, be held to violate any applicable law, and so much of said Agreement is held to be unenforceable, then the invalidity of such specific provision herein shall not be held to invalidate any other provision herein which shall remain in full force and effect.
     13. Amendment. This Agreement constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. This Agreement may be modified only by an agreement in writing executed by all the parties hereto.
     14. Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.
     16. Cumulative Remedies. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY: REPROS THERAPEUTICS INC.
By:	/s/ Mark Lappe
Mark Lappe, Chairman

EMPLOYEE:
By:	/s/ Paul Lammers
Paul Lammers, MD, MSc

Exhibit A
Proprietary Information and Inventions and Non-Competition Agreement between the Company and Employee
(See attached)